Exhibit 3.1.2
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
HOLLINGER INTERNATIONAL INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Hollinger International Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FIRST of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST: The name of the corporation is Sun-Times Media Group, Inc. (hereinafter the “Corporation”).

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Hollinger International Inc. has caused this Certificate to be duly executed in its corporate name this 17th day of July, 2006.

HOLLINGER INTERNATIONAL INC.

By:	/s/ Gordon A. Paris
Gordon A. Paris
President and Chief Executive Officer

ATTEST:

By:	/s/ James R. Van Horn
James R. Van Horn
Secretary